EXHIBIT 99.1

Integer Holdings Corporation Reports First Quarter 2026 Results

~ First quarter results in line with February outlook ~

~ Updates 2026 outlook ranges; continues to expect 200bps above-market organic sales growth in 2027 ~

PLANO, Texas, April 30, 2026 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR) today announced results for the three months ended April 3, 2026.

First Quarter 2026 Highlights (compared to First Quarter 2025, except as noted)

  Sales increased 0.5% to $440 million, with organic growth of 1.3%.
  GAAP operating income from continuing operations decreased $18 million to $32 million, a decrease of 36%. Non-GAAP adjusted operating income decreased $10 million to $61 million, a decrease of 14%.
  GAAP income from continuing operations increased $39 million to $17 million, an increase of 173%. Non-GAAP adjusted net income decreased $5 million to $41 million, a decrease of 10%.
  GAAP diluted EPS income from continuing operations increased $1.14 to $0.48, an increase of 173%. Non-GAAP adjusted EPS decreased $0.11 to $1.20, a decrease of 8%.
  Adjusted EBITDA decreased $6 million to $85 million, a decrease of 7%.
  From the end of 2025, total debt increased $66 million to $1.252 billion and Non-GAAP net total debt increased $74 million to $1.264 billion, resulting in a leverage ratio of 3.2 times adjusted EBITDA as of April 3, 2026.

“First quarter financial performance was in line with our outlook and primarily reflected the previously communicated headwinds associated with the three new products,” said Payman Khales, Integer’s President and CEO. “Given recent customer forecast updates and market dynamics, we believe it was prudent to further risk adjust our outlook. We remain focused on executing our strategy, navigating the temporary headwinds, and building momentum during the second half of 2026. We expect to return to 200 basis points above-market organic sales growth in 2027.”

Discussion of Product Line First Quarter 2026 Sales

  Cardio & Vascular sales increased 1% to $262 million in the first quarter 2026 compared to the first quarter 2025, reflecting the previously communicated headwinds associated with the two new products in Electrophysiology.
  Cardiac Rhythm Management & Neuromodulation sales increased 5% to $168 million in the first quarter 2026 compared to the first quarter 2025. Cardiac Rhythm Management growth was partially offset by the previously communicated headwind in Neuromodulation.
  Other Markets sales decreased $9 million to $10 million in the first quarter 2026 compared to the first quarter 2025, primarily driven by a decline in Portable Medical from the multi-year exit announced in 2022.

2026 Outlook(a)

(dollars in millions, except per share amounts)	GAAP		Non-GAAP(b)
	As Reported	Change from Prior Year	Adjusted	Change from Prior Year
Sales	$1,805 to $1,835	(3)% to (1)%	N/A	N/A
Operating income	$165 to $185	(25)% to (16)%	$285 to $305	(11)% to (5)%
EBITDA	N/A	N/A	$375 to $399	(7)% to (1)%
Net income	$105 to $125	2% to 21%	$200 to $220	(11)% to (3)%
Diluted earnings per share	$3.07 to $3.64	6% to 26%	$5.83 to $6.40	(9)% to 0%
Cash flow from operating activities	$185 to $205	(6)% to 5%	N/A	N/A

(a)   Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for adjusted operating income, adjusted EBITDA, adjusted net income and adjusted earnings per share (“EPS”), included in our “2026 Outlook” above, and adjusted total interest expense, adjusted effective tax rate and leverage ratio in “Supplemental Financial Information” below, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.
(b)   Adjusted operating income for 2026 consists of GAAP operating income, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, and acquisition and integration costs, totaling approximately $120 million, pre-tax.

Adjusted net income for 2026 consists of GAAP income from continuing operations, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, acquisition and integration costs, other general expenses, and ERP implementation expenses, estimated to approximate $120 million, pre-tax. The after-tax impact of these items is estimated to be approximately $95 million, or approximately $2.76 per diluted share.

Adjusted EBITDA is expected to consist of adjusted net income, excluding items such as depreciation, interest, stock-based compensation and taxes totaling approximately $175 million to $182 million.

Supplemental Financial Information

(dollars in millions)	2026 Outlook	2025 Actual
Depreciation and amortization(a)	$131 to $141	$131
Adjusted total interest expense(b)	$38 to $40	$42
Stock-based compensation(a)	$20 to $23	$21
Restructuring, acquisition and other charges(c)	$50 to $60	$36
Adjusted effective tax rate(d)	16.0% to 18.0%	17.2%
Leverage ratio(e)	2.5x to 3.5x	3.0x
Capital expenditures(f)	$95 to $105	$91
Cash income tax payments	$24 to $28	$28

(a)   Excludes amounts included in Restructuring, acquisition and other charges.
(b)   Adjusted total interest expense refers to our expected full-year GAAP interest expense, expected to range from $38 million to $40 million for 2026, adjusted to remove the full-year impact of charges associated with the accelerated write-off of debt discounts and deferred issuance costs (loss on extinguishment of debt) included in GAAP interest expense, if any. Adjusted total interest expense for 2025 included GAAP interest expense of $43 million.
(c)   Restructuring, acquisition and other charges consists of restructuring and restructuring-related charges, acquisition and integration costs, ERP implementation costs, other general expenses and incremental costs of complying with the new European Union medical device regulations.
(d)   Adjusted effective tax rate refers to our full-year GAAP effective tax rate, expected to range from 17.0% to 19.0% for 2026, adjusted to reflect the full-year impact of the items that are excluded in providing adjusted net income and certain other identified items. Adjusted effective tax rate of 17.2% for 2025 consists of GAAP effective tax rate of 18.0% adjusted to reflect the impact on the income tax provision related to Non-GAAP adjustments.
(e)   Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding leverage ratio.
(f)   Capital expenditures is calculated as cash used to acquire property, plant, and equipment (PP&E) less cash proceeds from the sale of PP&E.

Summary Financial Results
(dollars in thousands, except per share data)

	Three Months Ended
	April 3, 2026	March 28, 2025	QTD Change
Operating income	$31,869	$49,552	(35.7)%
Income (loss) from continuing operations	$16,506	$(22,465)	173.5%
Diluted EPS from continuing operations	$0.48	$(0.66)	172.7%

EBITDA(a)	$65,096	$31,638	105.8%
Adjusted EBITDA(a)	$85,061	$91,509	(7.0)%
Adjusted operating income(a)	$61,053	$70,923	(13.9)%
Adjusted net income(a)	$41,295	$45,938	(10.1)%
Adjusted EPS(a)	$1.20	$1.31	(8.4)%

(a)   EBITDA, adjusted EBITDA, Adjusted operating income, Adjusted net income, and Adjusted EPS are non-GAAP financial measures. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures. Refer to Tables A, B and C at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

Summary Product Line Results
(dollars in thousands)

	Three Months Ended
	April 3, 2026	March 28, 2025	QTD Change	Organic Change(a)
Product Line Sales
Cardio & Vascular	$261,733	$258,871	1.1%	(0.4)%
Cardiac Rhythm Management & Neuromodulation	168,264	160,345	4.9%	4.9%
Other Markets	9,583	18,176	(47.3)%	(11.0)%
Total Sales	$439,580	$437,392	0.5%	1.3%

(a)   Organic sales change is a non-GAAP financial measure. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures and refer to Table D at the end of this release for a reconciliation of these amounts to the closest corresponding GAAP financial measures.

Strategic Review

Integer also announced today in a separate press release that its Board of Directors has initiated a strategic review to maximize stockholder value. In consultation with its financial and legal advisors, the Board will consider a full range of potential opportunities including, but not limited to, a sale, merger, or strategic business combination as compared to the value creation opportunities from continued execution of the Company’s standalone strategy. The Board is committed to pursuing the best interests of the Company and its stockholders to maximize value. There is no deadline or definitive timeline set for the completion of the strategic review, and there can be no assurance that the review will result in any transaction or other outcome. Integer does not intend to make any further public comments on the process unless and until it determines that further disclosure is appropriate or necessary.

Conference Call Information

The Company will host a conference call on Thursday, April 30, 2026, at 8 a.m. CT / 9 a.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (800) 715-9871 (U.S.) or (646) 307-1963 (outside U.S.) and the conference ID is 3120125. The call will be archived on the Company’s website. An earnings call slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

From time to time, the Company posts information that may be of interest to investors on its website. To automatically receive Integer financial news by email, please visit investor.integer.net and subscribe to email alerts.

About Integer®

Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device contract development and manufacturing organizations (CDMOs) in the world, serving the cardio and vascular, neuromodulation, and cardiac rhythm management markets. As a strategic partner of choice, we advance the goals of our medical device customers through industry-leading engineering and manufacturing, with a relentless commitment to quality, service, and innovation. The company's brands include Greatbatch Medical® and Lake Region Medical®. Additional information is available at www.integer.net.

Investor Relations:

Kristen Stewart
551.337.3973
kristen.stewart@integer.net

Notes Regarding Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we provide adjusted net income, adjusted EPS, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted operating income, and organic sales change. Unless otherwise indicated, all financial metrics presented reflect continuing operations only.

Adjusted net income and adjusted EPS consist of GAAP income (loss) from continuing operations and diluted EPS from continuing operations, respectively, adjusted for the following to the extent occurring during the period: (i) amortization of intangible assets, (ii) certain legal expenses; (iii) restructuring and restructuring-related charges; (iv) acquisition and integration costs; (v) other general expenses; (vi) ERP implementation, (vii) (gain) loss on equity investments; (viii) extinguishment of debt charges, (ix) debt conversion inducement expense; (x) European Union medical device regulation incremental charges; (xi) inventory step-up amortization; (xii) unusual, or infrequently occurring items; (xiii) the income tax provision (benefit) related to these adjustments and (xiv) certain tax items that are outside the normal tax provision for the period. Adjusted EPS is calculated by dividing adjusted net income by adjusted weighted average shares.

The weighted average shares used to calculate diluted EPS in accordance with GAAP includes dilution, when applicable, resulting from the potential conversion of our 2028 Convertible Notes and 2030 Convertible Notes (collectively, the “Convertible Notes”). In connection with the issuance of the Convertible Notes, we entered into capped call contracts which are expected to reduce the potential dilution on our common stock in connection with any conversion of the Convertible Notes, subject to a cap. Adjusted weighted average shares consists of GAAP weighted average shares used to calculate diluted EPS, including, when applicable, dilutive common stock equivalents that were excluded from weighted average shares used to calculate diluted EPS as their inclusion would be anti-dilutive and excluding, when applicable, dilution resulting from the potential conversion of our Convertible Notes expected to be offset by the capped call contracts.

EBITDA is calculated by adding back interest expense, provision for income taxes, depreciation expense, and amortization expense from intangible assets and financing leases, to income (loss) from continuing operations, which is the most directly comparable GAAP financial measure. Adjusted EBITDA consists of EBITDA plus adding back stock-based compensation and the same adjustments as listed above except for items (i), (viii), (xiii) and (xiv). Adjusted operating income consists of operating income adjusted for the same items listed above except for items (vii), (viii), (ix), (xiii) and (xiv).

Organic sales change is reported sales growth adjusted to remove the impact of foreign currency, the contribution of acquisitions and the strategic exit of the Portable Medical market. To calculate the impact of foreign currency on sales growth rates, we convert any sale made in a foreign currency by converting current period sales into prior period sales using the exchange rate in effect at that time and then compare the two, negating any effect foreign currency had on our transactional revenue. For contribution of acquisitions, we exclude the impact on the growth rate attributable to the contribution of acquisitions in all periods where there were no comparable sales. For the strategic exit of the Portable Medical market, we exclude the impact on the growth rate attributable to Portable Medical sales for all periods presented.

We believe that the presentation of adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA, adjusted operating income, and organic sales change, provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations. In addition to the performance measures identified above, we believe that net total debt and leverage ratio provide meaningful measures of liquidity and a useful basis for assessing our ability to fund our activities, including the financing of acquisitions and debt repayments. Net total debt is calculated as total principal amount of debt outstanding less cash and cash equivalents. We calculate leverage ratio as net total debt divided by adjusted EBITDA for the trailing 4 quarters.

Forward-Looking Statements

Some of the statements contained in this press release and other written and oral statements made from time to time by us and our representatives are not statements of historical or current fact. As such, they are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current expectations, and these statements are subject to known and unknown risks, uncertainties and assumptions. Forward-looking statements include, but are not limited to, statements relating to: our goals, plans, and strategic initiatives; our 2026 outlook, including with respect to future sales, organic sales, cash flows from operating activities, operating income, EBITDA, net income, diluted earnings per share, expenses, and profitability; 2026 outlook for depreciation and amortization, interest expense, stock-based compensation, restructuring, acquisition and other charges, effective tax rate, leverage ratio, capital expenditures and cash income tax payments; building momentum during the second half of 2026; our 2027 outlook, including a return to 200 basis points above-market organic sales growth; expected market growth rates; our strategy of advancing our customers’ goals through industry-leading engineering and manufacturing; the outcome of a strategic review process; other events, conditions or developments that will or may occur in the future; and the timing of any of the foregoing. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “forecast,” “outlook,” “assume,” “potential” or “continue” or variations or the negative counterparts of these terms or other comparable terminology. These statements are only predictions and are no guarantee of future performance, and investors should not place undue reliance on forward-looking statements as predictive of future results. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this report.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors and other risks and uncertainties that arise from time to time are described in Item 1A, “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC and include, but are in no way limited to, the following:

  operational risks, such as our dependence upon a limited number of customers; reductions, delays or cancellations in demand from any significant customer or group of customers; pricing pressures and contractual pricing restraints we face from customers; our reliance on third-party suppliers for raw materials, key products and subcomponents; the cost of raw materials, products and subcomponents that are incorporated into our products; trade regulations; changes in order forecasts; our ability to predict and meet the demand for our products; interruptions in our manufacturing operations; uncertainty surrounding macroeconomic and geopolitical factors in the U.S. and globally; our ability to attract, train and retain a sufficient number of qualified associates to maintain and grow our business; the potential for harm to our reputation and competitive advantage caused by quality problems related to our products; our ability to successfully implement a new global enterprise resource planning (“ERP”) solution; our dependence upon our information technology systems and our ability to prevent cyber-attacks and other failures; global climate change and the emphasis on Environmental, Social and Governance matters by various stakeholders; our dependence upon our senior management team and key technical personnel; and consolidation in the healthcare industry both at a competitor and customer level resulting in increased competition and pricing pressure;
  strategic risks, such as the intense competition we face and our ability to successfully market our current or new products; our ability to recover the R&D investments made in the development of new products; our customers in-sourcing or dual sourcing production; our ability to respond to changes in technology; our ability to develop new products and expand into new geographic and product markets; and our ability to successfully identify, make and integrate acquisitions to expand and develop our business in accordance with expectations;
  market, financial and indebtedness risks, such as our ability to accurately forecast future performance based on operating results that often fluctuate; the volatility of our stock price; our failure to meet our publicly announced guidance; the ability of our share repurchase program to enhance shareholder value; shareholder activism; our significant amount of outstanding indebtedness and our ability to remain in compliance with financial and other covenants under the credit agreement governing our Senior Secured Credit Facilities; economic and credit market uncertainties that could interrupt our access to capital markets, borrowings or financial transactions; the conditional conversion features of our Convertible Notes adversely impacting our liquidity; the conversion of our Convertible Notes diluting ownership interests of existing holders of our common stock; the counterparty risk associated with our capped call transactions; the financial and market risks related to our international sales and operations; our complex international tax profile; and our ability to realize the full value of our intangible assets;
  legal and compliance risks, such as legal proceedings against us; regulatory issues resulting from product complaints, recalls or regulatory audits; the potential of becoming subject to product liability or intellectual property claims; our ability to protect our intellectual property and proprietary rights; our ability to comply with customer-driven policies and third-party standards or certification requirements; our ability to obtain and/or retain necessary licenses from third parties for new technologies; our ability and the cost to comply with environmental regulations; legal and regulatory risks from our international operations; the fact that the healthcare industry is highly regulated and subject to various regulatory changes; and our business being indirectly subject to healthcare industry cost containment measures and third-party coverage and reimbursement policies that could result in reduced sales of our products; and
  other risks and uncertainties that arise from time to time.

Unless otherwise noted, the forward-looking information in this press release is representative as of today only. Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)
	April 3, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$8,115	$17,161
Accounts receivable, net	327,776	346,079
Inventories	284,475	253,739
Contract assets	115,727	112,546
Prepaid expenses and other current assets	38,671	40,572
Total current assets	774,764	770,097
Property, plant and equipment, net	533,144	536,427
Goodwill	1,106,767	1,110,908
Other intangible assets, net	806,335	825,435
Deferred income taxes	8,983	8,994
Operating lease assets	85,098	98,437
Financing lease assets	57,071	37,109
Other long-term assets	39,557	23,170
Total assets	$3,411,719	$3,410,577
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$115,001	$113,130
Operating lease liabilities	8,111	9,099
Accrued expenses and other current liabilities	83,232	109,812
Total current liabilities	206,344	232,041
Long-term debt	1,251,527	1,185,179
Deferred income taxes	115,099	116,327
Operating lease liabilities	69,291	81,899
Financing lease liabilities	52,530	28,578
Other long-term liabilities	20,036	19,910
Total liabilities	1,714,827	1,663,934
Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	755,873	771,223
Treasury stock	(114,234)	(76,872)
Retained earnings	1,010,561	994,055
Accumulated other comprehensive income	44,657	58,202
Total stockholders’ equity	1,696,892	1,746,643
Total liabilities and stockholders’ equity	$3,411,719	$3,410,577

Condensed Consolidated Statements of Operations - Unaudited
(in thousands, except per share data)
	Three Months Ended
	April 3, 2026	March 28, 2025
Sales	$439,580	$437,392
Cost of sales	329,985	317,074
Gross profit	109,595	120,318
Operating expenses:
Selling, general and administrative	58,711	51,160
Research, development and engineering	16,243	14,201
Restructuring and other charges	2,772	5,405
Total operating expenses	77,726	70,766
Operating income	31,869	49,552
Interest expense	9,734	14,805
(Gain) loss on equity investments	1,468	(181)
Other loss, net	316	47,927
Income (loss) from continuing operations before taxes	20,351	(12,999)
Provision for income taxes	3,845	9,466
Income (loss) from continuing operations	16,506	(22,465)
Loss from discontinued operations, net of tax	—	(22)
Net income (loss)	$16,506	$(22,487)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.48	$(0.66)
Loss from discontinued operations	$—	$—
Basic earnings (loss) per share	$0.48	$(0.66)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.48	$(0.66)
Loss from discontinued operations	$—	$—
Diluted earnings (loss) per share	$0.48	$(0.66)

Weighted average shares outstanding:
Basic	34,278	33,916
Diluted	34,433	33,916

Condensed Consolidated Statements of Cash Flows - Unaudited
(in thousands)
	Three Months Ended
	April 3, 2026	March 28, 2025
Cash flows from operating activities:
Net income (loss)	$16,506	$(22,487)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	35,011	29,832
Debt related charges included in interest expense	1,625	1,882
Debt conversion inducement expense	—	46,681
Stock-based compensation	6,662	6,880
Non-cash lease expense	2,452	2,455
Non-cash gains on equity investments	1,468	(181)
Other non-cash losses	716	2,574
Deferred income taxes	17	4,055
Gain on sale of discontinued operations	—	(46)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	18,583	(18,232)
Inventories	(32,386)	(7,695)
Prepaid expenses and other assets	(2,843)	(1,169)
Contract assets	(3,313)	1,219
Accounts payable	9,440	10,207
Accrued expenses and other liabilities	(30,647)	(23,495)
Income taxes payable	1,404	(1,204)
Net cash provided by operating activities	24,695	31,276
Cash flows from investing activities:
Acquisition of property, plant and equipment	(23,958)	(25,218)
Proceeds from sale of property, plant and equipment	55	5
Purchase of equity and other investments, net of distributions	(13,998)	—
Acquisitions, net	—	(171,954)
Net cash used in investing activities	(37,901)	(197,167)
Cash flows from financing activities:
Principal payments of long-term debt	—	(613,683)
Proceeds from issuance of convertible notes, net of discount	—	977,500
Proceeds from revolving credit facility	111,800	216,000
Payments of revolving credit facility	(46,800)	(342,000)
Purchase of capped calls	—	(71,000)
Tax withholdings related to net share settlements of restricted stock unit awards	(9,035)	(14,132)
Repurchases of common stock	(50,000)	—
Principal payments on finance leases	(2,029)	(1,177)
Other financing activities	(106)	70
Net cash provided by financing activities	3,830	151,578
Effect of foreign currency exchange rates on cash and cash equivalents	330	(519)
Net decrease in cash and cash equivalents	(9,046)	(14,832)
Cash and cash equivalents, beginning of period	17,161	46,543
Cash and cash equivalents, end of period	$8,115	$31,711

Table A: Adjusted Net Income and Diluted EPS from Continuing Operations Reconciliations
(in thousands, except per share amounts)

	Three Months Ended
	April 3, 2026			March 28, 2025
	Pre-Tax	Net of Tax	Per Diluted Share(a)	Pre-Tax	Net of Tax	Per Diluted Share(a)
Income (loss) from continuing operations (GAAP)	$20,351	$16,506	$0.48	$(12,999)	$(22,465)	$(0.66)
Adjustments(b):
Amortization of intangible assets	15,994	12,923	0.38	14,851	11,949	0.34
Certain legal expenses (SG&A)(c)	208	164	—	102	81	—
Restructuring and restructuring-related charges(d)	1,848	1,460	0.04	1,102	889	0.03
Acquisition and integration costs(e)	1,442	1,143	0.03	4,742	3,751	0.11
Other general expenses(f)	723	571	0.02	(1)	(1)	—
ERP implementation(g)	3,353	2,649	0.08	—	—	—
(Gain) loss on equity investments(h)	1,468	1,159	0.03	(181)	(143)	—
Loss on extinguishment of debt(i)	—	—	—	737	582	0.02
Debt conversion inducement expense(j)	—	—	—	46,681	46,681	1.33
Medical device regulations(k)	300	237	0.01	250	197	0.01
Other adjustments(l)	5,316	4,200	0.12	325	256	0.01
Tax adjustments(m)	—	283	0.01	—	4,161	0.12
Impact of capped call option contracts(n)	—	—	—	—	—	0.02
Adjusted net income (non-GAAP)	$51,003	$41,295	$1.20	$55,609	$45,938	$1.31

(a)   Income from continuing operations (GAAP) per diluted share amounts are calculated in accordance with GAAP using weighted average shares for diluted EPS. The per share amounts for the adjustments in the table above and adjusted net income are calculated using adjusted weighted average shares. For purposes of measuring diluted loss per share under GAAP, common stock equivalents were excluded from weighted average shares for the first quarter of 2025 as their inclusion would be anti-dilutive. However, for purposes of computing Adjusted EPS, the Company has included the impact of dilutive common stock equivalents for the first quarter of 2025. The following table provides a reconciliation from GAAP weighted average shares for diluted EPS to non-GAAP adjusted weighted average shares.

	Three Months Ended
	April 03, 2026	March 28, 2025
Weighted average shares for diluted EPS (GAAP)	34,433	33,916
Add: Dilutive common stock equivalents	—	2,036
Less: 2028 Convertible Notes capped call options impact	—	(803)
Adjusted weighted average shares (non-GAAP)	34,433	35,149

(b)   The difference between pre-tax and net of tax amounts is the estimated tax impact related to the respective adjustment. Net of tax amounts are computed using a 21% U.S. tax rate, and the statutory tax rates applicable in foreign tax jurisdictions, as adjusted for the existence of net operating losses (“NOLs”). Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.
(c)   Certain legal expenses associated with non-ordinary course legal matters.
(d)   We initiate discrete restructuring programs primarily to realign resources to better serve our customers and markets, improve operational efficiency and capabilities, and lower operating costs or improve profitability. Depending on the program, restructuring charges may include termination benefits, contract termination, facility closure and other exit and disposal costs. Restructuring-related expenses are directly related to the program and may include retention bonuses, accelerated depreciation, consulting expense and costs to transfer manufacturing operations among our facilities.
(e)   Acquisition and integration costs are incremental costs that are directly related to a business or asset acquisition. These costs may include, among other things, professional, consulting and other fees, system integration costs, and fair value adjustments relating to contingent consideration.
(f)   Other general expenses are discrete transactions occurring sporadically and affect period-over-period comparisons.
(g)   These adjustments represent direct and incremental costs incurred in connection with our implementation of a new global enterprise resource planning ("ERP") solution and related IT transition costs. An implementation of this scale is a significant undertaking and will require substantial time and attention of management and key employees. The associated costs do not represent normal and recurring operating expenses and will be inconsistent in amounts and frequency making it difficult to contribute to a meaningful evaluation of our operating performance. Expenses for 2026 were primarily included in SG&A.
(h)   Amounts reflect our share of equity method investee (gains) losses including unrealized appreciation/depreciation of the underlying interests of the investee.
(i)   Loss on extinguishment of debt consists of accelerated write-offs of unamortized deferred debt issuance costs and discounts, which are included in interest expense.
(j)   Debt conversion inducement expense relates to the partial exchange of the 2028 Convertible Notes and is recorded within Other loss, net in the Condensed Consolidated Statements of Operations.
(k)   The charges represent incremental costs of complying with European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.
(l)   Other adjustments include costs which impact period-to-period comparability and do not represent the underlying ongoing results of our business. Amounts in 2026 primarily relate to costs associated with leadership transitions and a stockholder activist matter. Leadership transition costs primarily include severance costs associated with the departure of executives and incremental costs associated with the related leadership transitions. For the first quarter of 2026, leadership transition costs and stockholder activist related costs amounted to $1.4 million and $3.2 million, respectively.
(m)   Tax adjustments predominately relate to changes to uncertain tax benefits and associated interest. During the first quarter of 2025 we wrote off a deferred tax asset of $4.1 million related to a portion of the unamortized original issue discount due to the partial exchange of the 2028 Convertible Notes.
(n)   Represents the per share amount attributable to the reduction in dilution upon assumed exercise of the capped call option contracts.
Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures.

Table B: Adjusted Operating Income Reconciliations
(in thousands)

	Three Months Ended
	April 3, 2026	March 28, 2025
Operating income (GAAP)	$31,869	$49,552
Adjustments:
Amortization of intangible assets	15,994	14,851
Certain legal expenses	208	102
Restructuring and restructuring-related charges	1,848	1,102
Acquisition and integration costs	1,442	4,742
Other general expenses	723	(1)
ERP implementation	3,353	—
Medical device regulations	300	250
Other adjustments	5,316	325
Adjusted operating income (non-GAAP)	$61,053	$70,923

Table C: EBITDA and Adjusted EBITDA Reconciliations
(in thousands)

	Three Months Ended
	April 3, 2026	March 28, 2025
Income from continuing operations (GAAP)	$16,506	$(22,465)

Interest expense	9,734	14,805
Provision for income taxes	3,845	9,466
Depreciation(a)	17,343	13,986
Amortization of intangible assets and financing leases	17,668	15,846
EBITDA (non-GAAP)	65,096	31,638
Stock-based compensation(b)	5,307	6,851
Certain legal expenses	208	102
Restructuring and restructuring-related charges	1,848	1,102
Acquisition and integration costs	1,442	4,742
Other general expenses	723	(1)
ERP implementation	3,353	—
(Gain) loss on equity investments	1,468	(181)
Debt conversion inducement expense	—	46,681
Medical device regulations	300	250
Other adjustments	5,316	325
Adjusted EBITDA (non-GAAP)	$85,061	$91,509

(a)   Excludes amounts included in Restructuring and restructuring-related charges.
(b)   Total stock-based compensation expense less amounts included in Restructuring and restructuring-related charges, ERP implementation, and Other adjustments.

Table D: Organic Sales Change Reconciliation (% Change)

	GAAP Reported Growth	Impact of Foreign Currency(a)	Impact of Strategic Exits and Acquisitions(a)	Non-GAAP Organic Change
QTD Change (1Q 2026 vs. 1Q 2025)
Product Line
Cardio & Vascular	1.1%	0.5%	1.0%	(0.4)%
Cardiac Rhythm Management & Neuromodulation	4.9%	—%	—%	4.9%
Other Markets	(47.3)%	—%	(36.3)%	(11.0)%
Total Sales	0.5%	0.3%	(1.1)%	1.3%

(a)   Sales growth has been adjusted to exclude the impact of foreign currency exchange rate fluctuations, when applicable, and strategic exits and acquisitions.

Table E: Net Total Debt Reconciliation
(in thousands)

	April 3, 2026	December 31, 2025
Total debt	$1,251,527	$1,185,179
Add: Debt discounts and deferred issuance costs included in Total debt	20,757	22,105
Total principal amount of debt outstanding	1,272,284	1,207,284
Less: Cash and cash equivalents	8,115	17,161
Net Total Debt (Non-GAAP)	$1,264,169	$1,190,123